Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Internap Corporation of our report dated March 13, 2017, except for the change in composition of reportable segments discussed in Note 2 to the consolidated financial statements which appears under Part IV in Internap Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effects of the reverse stock split discussed in Note 14, as to which the date is March 15, 2018, and except for the change in composition of reportable segments discussed in Note 2, as to which the date is March 18, 2019, relating to the financial statements and financial statement schedule, which appears in Internap Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
June 5, 2019